Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-3 (No.333-225849) of Azul S.A. and in the related Prospectus of our reports dated April 29, 2019, with respect to the consolidated financial statements of Azul S.A. and the effectiveness of internal control over financial reporting of Azul S.A., included in this Annual Report (Form 20-F) for the year ended December 31, 2018.

/s/ Ernst & Young Auditores Independentes S/S

São Paulo, Brazil

April 29, 2019